INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation on Form 8-K of Wonder Auto Technology Inc. dated December 12, 2008 of our reports dated December 11, 2008 relating to the consolidated financial statements of Yearcity Limited as of and for the year ended December 31, 2007 (which express an unqualified opinion ).

/s/ PKF

PKF
Certified Public Accountants
Hong Kong, China
December 12, 2008